AMENDMENT TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is dated as of June 30, 2023 by and between RiverPark Funds Trust (the Trust), on behalf of each series thereof listed on Appendix A attached hereto, severally and not jointly (each a Fund and, collectively, the Funds), and Brown Brothers Harriman & Co. ("BBH&Co."). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Reference is made to the Custodian Agreement dated as of September 8, 2010 by and between the Trust on behalf of each Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Trust and BBH&Co. have agreed to make certain modifications to the terms of the Agreement, and specifically to add RiverPark/Next Century Growth Fund to Appendix A to the Agreement, as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

The Agreement is hereby amended by deleting the existing Appendix A in its entirety and substituting therefore the updated Appendix A attached hereto.

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. A photocopy, portable document format (PDF) or telefax of the signed and countersigned Amendment shall be acceptable evidence of the existence of the Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.		RIVERPARK FUNDS TRUST
By:	/s/ Hugh Bolton	By:	/s/ Morty Schaja
Name:	Hugh Bolton	Name:	Morty Schaja
Title:	Principal	Title:	Chairman
Date:	13 June 2023	Date:	June 13, 2023

APPENDIX A TO

CUSTODIAN AGREEMENT

Updated as of June 30, 2023

FUNDS

RiverPark Large Growth Fund

Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark Floating Rate CMBS Fund

RiverPark/Next Century Growth Fund

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